Exhibit 99.1

F & M Bank Corp.---News and Financials
F & M BANK CORP. ANNOUNCES RECORD EARNINGS AND DIVIDEND DECLARATION

CONTACT	Neil Hayslett, EVP/Chief Administrative Officer	540-896-8941 or NHayslett@FMBankVA.com

TIMBERVILLE, VA—January 24, 2017—F & M Bank Corp. (OTCQX: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the fourth quarter and year ending December 31, 2016.

Selected highlights for the quarter and year to date include:

●
Net income of $2.5 million and $9.6 million, respectively;

●
Net income per common share increased 15.42% YTD;

●
Net interest margin of 4.34%;

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Non-performing assets declined $1.9 million or 21.5% compared to a year earlier;

●
Loans held for investment increased $47.6 million YTD;

●
Return on Average Assets of 1.34% YTD.

Dean Withers, President and CEO, commented “We are pleased to announce record fourth quarter and record year to date earnings of $2.518 million and $9.567 million, respectively. These results represent increases of 15.45% and 13.66% for the respective periods. Loan demand continues to be strong with the growth in loans held for investment totaling $47.6 million year to date. Deposit growth also accelerated in the second half of 2016 with the year to date increase now totaling $42.4 million. Our net interest margin at 4.34% has been stable over the last several quarters and continues to drive our extraordinary results.”

Withers continued, “During the 2016, we opened our twelfth branch in Grottoes, Virginia and began construction on our thirteenth branch in Fishersville, Virginia. These branches will supplement the two branches we opened in 2015 in Staunton and Craigsville to further strengthen the growth of our southern market.” Withers stated, “On January 19, 2017 our Board of Directors declared a fourth quarter dividend of $.22 per share to common shareholders. Based on our most recent trade price of $26.85 per share this constitutes a 3.28% yield on an annualized basis. The dividend will be paid on February 16, 2017, to shareholders of record as of February 2, 2017.” Highlights of our financial performance are included below.
F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s twelve banking offices in Rockingham, Shenandoah, Page and Augusta Counties, Virginia. The Bank also provides additional services through two loan production offices located in Penn Laird, VA and Fishersville, VA and through its subsidiary, VBS Mortgage located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

F&M Bank Corp.
Key Statistics

		2016		2015
	Q4	YTD	Q4	YTD
Net Income (000's)	$2,518	$9,567	$2,181	$8,417
Net Income available to Common	$2,414	$9,081	$2,053	$7,907
Earnings per common share	$0.74	$2.77	$0.62	$2.40

Return on Average Assets	1.35%	1.34%	1.32%	1.31%
Return on Average Equity	11.53%	11.18%	10.59%	10.46%
Dividend Payout Ratio	29.83%	28.92%	30.65%	30.42%

Net Interest Margin	4.32%	4.34%	4.39%	4.43%
Yield on Average Earning Assets	4.88%	4.89%	4.88%	4.91%
Yield on Average Interest Bearing Liabilities	0.79%	0.77%	0.71%	0.68%
Net Interest Spread	4.09%	4.12%	4.17%	4.23%

Provision for Loan Losses (000's)	$-	$-	$-	$300
Net Charge-offs	$28	$1,238	$88	$243
Net Charge-offs as a % of Loans	0.02%	0.21%	0.06%	0.04%
Non-Performing Loans (000's)	$4,870	$4,870	$6,526	$6,526
Non-Performing Loans to Total Assets	0.65%	0.65%	0.98%	0.98%
Non-Performing Assets (000's)	$7,004	$7,004	$8,918	$8,918
Non-Performing Assets to Assets	0.94%	0.94%	1.34%	1.34%

Efficiency Ratio	57.00%	58.79%	60.83%	59.28%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e. municipal securities and loan income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns nontaxable interest income from municipal loans and securities, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. The efficiency ratio is a common measure used by the financial service industry to determine operating efficiency. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio. The Company calculates this ratio in order to evaluate how efficiently it utilizes its operating structure to create income. An increase in the ratio from period to period indicates the Company is losing a greater percentage of its income to expenses.

	For Twelve Months Ended December 31,
INCOME STATEMENT	Unaudited 2016	Audited 2015
Interest and Dividend Income	$32,094,773	$29,352,677
Interest Expense	3,599,410	2,875,609
Net Interest Income	28,495,363	26,477,068
Non-Interest Income	3,664,011	3,276,466
Provision for Loan Losses	-	300,000
Other Non-Interest Expenses	19,298,572	17,985,878
Income Before Income Taxes	12,860,802	11,467,656
Provision for Income Taxes	3,099,305	2,886,072
Less Minority Interest income	194,012	164,575
Net Income	$9,567,485	$8,417,009
Dividend on preferred stock	486,843	510,000
Net Income available to common shareholders	$9,080,642	$7,907,009
Average Common Shares Outstanding	3,282,335	3,290,812
Net Income Per Common Share	2.77	2.40
Dividends Declared	.80	.73

BALANCE SHEET	Unaudited December 31, 2016	Audited December 31, 2015
Cash and Due from Banks	$7,755,158	$6,923,065
Interest Bearing Bank Deposits	673,881	1,596,382
Federal Funds Sold	7,926,000	-
Loans Held for Sale	62,734,803	57,805,529
Loans Held for Investment	591,636,497	544,053,477
Less Allowance for Loan Losses	(7,543,289)	(8,781,453)
Net Loans Held for Investment	584,093,208	535,272,024
Securities	39,410,750	25,329,103
Other Assets	42,043,989	38,430,743
Total Assets	$744,637,789	$665,356,846

Deposits	$537,085,312	$494,669,756
Short Term Debt	40,000,000	24,954,051
Long Term Debt	64,237,143	48,160,714
Other Liabilities	16,146,044	14,621,913
Total Liabilities	657,468,499	582,406,434
Stockholders’ Equity	87,169,290	82,950,412
Total Liabilities and Stockholders’ Equity	$744,637,789	$665,356,846
Book Value Per Common Share	$24.28	$22.34
Tangible Book Value Per Common Share	$24.07	$22.17

SOURCE:
F & M Bank Corp.
CONTACT:
Neil Hayslett, EVP/Chief Administrative Officer

540-896-8941 or NHayslett@FMBankVA.com

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